ALFI, INC.

April 27, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Mitchell Austin

Re:	Alfi, Inc. (the “Company”) Registration Statement on Form S-1 (File No. 333-251959) (the “Registration Statement”)

Dear Mr. Austin,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 5:00 p.m. on Thursday, April 29, 2021, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at (305) 395-4520 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at (202) 689-2987.

[Signature page follows]

429 Lenox Avenue, Suite 547, Miami Beach, Florida 33139 • Tel: 305.395.4520

Very truly yours,

Alf, Inc,

By:	/s/ Paul Pereira
Name:	Paul Pereira
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]